Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Targa Resources, Inc. of our reports dated October 30, 2007 and May 6, 2005, except for Note 14, as to which the date is September 20, 2005, relating to the financial statements of Dynegy Midstream Services, Limited Partnership and our report dated March 30, 2007 relating to the financial statements of Targa Resources, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

October 31, 2007